EXHIBIT 99.1

For Immediate Release

Contact:	David Leedy 972-586-1703 dleedy@aviall.com

AVIALL REPORTS 18% REVENUE GROWTH AND 20% EPS GROWTH FOR THE THIRD QUARTER

     DALLAS, TEXAS October 20, 2004 — Aviall, Inc. [NYSE: AVL] today reported its financial results for the third quarter ended September 30, 2004:

Highlights :

•	Third quarter net sales grew 18% year-over-year to $295 million in 2004 from $249 million in 2003.

•	Total selling and administrative expenses, as a percent of sales, continued to decline, falling to 9.8% in the third quarter of 2004 from 10.0% in the same period last year.

•	Net cash provided by operating activities amounted to $25.4 million for the third quarter of 2004 and $85.5 million for the first nine months of 2004.

•	Earnings per share (diluted) for the third quarter of 2004 were $0.30 compared to $0.25 per share (diluted) reported for the same period in 2003.

(M O R E)

AVIALL REPORTS 18% REVENUE GROWTH AND 20% EPS GROWTH FOR THE THIRD QUARTER

Third Quarter Results

     Third quarter 2004 net sales rose $45.3 million to $294.7 million, or 18% over last year’s level of $249.4 million. Virtually all of the net sales growth for the quarter was driven by Aviall Services’ continued sales increases across all geographic regions and market sectors. All sectors — commercial airline, general aviation and military/government — showed impressive year-over-year gains.

     Aviall’s gross profit of $46.9 million for the third quarter of 2004 increased 13% versus the third quarter 2003 level of $41.5 million. Compared to the third quarter of 2003, selling and administrative (S&A) expenses increased by $3.7 million to $28.8 million due to higher commission expenses and costs associated with complying with the Sarbanes-Oxley Act. Despite these costs, S&A expenses as a percentage of net sales fell to 9.8% in the third quarter of 2004. This 27 basis point reduction from the prior year third quarter continues Aviall’s quarterly trend of successive year-over-year reductions in its S&A expense as a percent of net sales.

     Overall, the Company’s operating income for the third quarter of 2004 was $18.2 million, up $1.7 million or 10% from the third quarter of 2003. The effective tax rate of 28% for the third quarter of 2004 was due to the eliminations of tax exposures and an increase in the estimated tax benefit of our extraterritorial income (ETI) exclusion.

     As a result, Aviall’s net earnings for the third quarter of 2004 were $10.0 million, reflecting a sharp increase of $1.9 million, or 23% over the $8.2 million recorded in the same prior year period. Similarly, earnings per share jumped to $0.30 per share (diluted) in the third quarter of 2004 versus $0.25 per share (diluted) in the third quarter of 2003.

(M O R E)

AVIALL REPORTS 18% REVENUE GROWTH AND 20% EPS GROWTH FOR THE THIRD QUARTER

Review and Outlook

     “The Company enjoyed another solid quarter,” said Paul E. Fulchino, Aviall’s chairman, president and chief executive officer. “Aviall’s performance for the first nine months of 2004 has exceeded our expectations despite record-high fuel prices affecting the entire industry and an uncertain future for some of the commercial airlines. Our strong showing demonstrates the balance in our portfolio where we have experienced growth across all of our market sectors and geographic regions. That we are continuing to achieve positive results in all markets in these uncertain times clearly reflects the value perceived by both our suppliers and customers. While the ongoing growth of military-based sales has provided the foundation for our recent sales performance, we are continuing to experience growth from the general aviation and commercial airline markets as well.”

     Fulchino added, “We remain comfortable with Aviall’s progress both in terms of adding to our supplier base and our financial performance. Our focus on superior service has paid dividends and will continue to be our top priority.”

     Aviall will host a conference call on Thursday, October 21, 2004, at 11 a.m. ET. The conference call can be accessed by calling (888) 780-9648 (toll-free) or (210) 839-8505 (toll) and referencing Aviall. A replay will be available until 7 p.m. ET on Friday, October 29, 2004, at (800) 754-7909 (toll-free) or (402) 220-0368 (toll). The conference call is also being webcast and can be accessed at www.aviall.com under the section “Investor Relations” or at www.vcall.com.

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Forward-Looking Statements
 The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology.

About Aviall, Inc.
Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. Aviall is comprised of two operating units. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 215 manufacturers and offers approximately 300,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also offers a full line of aviation batteries, hoses, wheels and brakes, oxygen and paint services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates global eCommerce via its electronic marketplace that enables subscribers to buy and sell commercial parts, equipment and services, as well as provides eBusiness Services to the aviation, marine and defense industries. Additional information on Aviall is available via the Internet at www.aviall.com.

AVIALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$294,707	249,449	892,287	751,787
Cost of sales	247,772	207,938	748,110	625,549

Gross profit	46,935	41,511	144,177	126,238
Selling and administrative expenses	28,784	25,041	86,036	74,399
Impairment loss	—	—	—	1,707

Operating income	18,151	16,470	58,141	50,132
Loss on extinguishment of debt	—	—	—	17,315
Interest expense	4,169	4,938	12,721	16,410

Earnings before income taxes	13,982	11,532	45,420	16,407
Provision for income taxes (a)	3,961	3,366	11,957	5,035

Net earnings	10,021	8,166	33,463	11,372
Less preferred stock dividends	—	—	—	(2,016)
Less noncash reduction for conversion of preferred stock	—	—	—	(24,335)

Net earnings (loss) applicable to common shares	$10,021	8,166	33,463	(14,979)

Basic net earnings (loss) per share (b)	$0.31	0.26	1.05	(0.70)
Weighted average common shares	32,105,401	31,095,455	31,913,426	24,105,082

Diluted net earnings (loss) per share (b)	$0.30	0.25	1.00	(0.70)
Weighted average common and potentially dilutive common shares	33,820,849	32,524,974	33,516,655	30,626,755

Proforma diluted net earnings per share (c)	$0.30	0.25	1.00	0.73
Proforma weighted average common and potentially dilutive common shares	33,820,849	32,524,974	33,516,655	32,088,513

(a)	The tax provision for the nine months ended September 30, 2004 includes the $2.8 million release of a valuation allowance for state tax NOL carryforwards. In addition, due to our large U.S. federal tax loss carryforwards, cash tax payments are substantially lower than the provision recorded. Cash tax payments were $0.8 million and $1.4 million for the three months and nine months ended September 30, 2004, respectively.

(b)	Diluted net earnings (loss) per share were antidilutive or higher than basic earnings per share for the nine months ended September 30, 2003. Therefore, diluted net earnings (loss) per share is presented equal to basic net earnings (loss) per share.

(c)	On a pro forma basis after giving effect to the June 2003 refinancing and preferred stock conversion as if they had occurred prior to January 1, 2002. See Reconciliation of Net Earnings to Pro Forma Earnings on subsequent page.

AVIALL, INC.

SEGMENT INFORMATION
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2004	2003	2004	2003
Aviall Services	$287,592	242,464	870,886	730,778
ILS	7,115	6,985	21,401	21,009

Total net sales	$294,707	249,449	892,287	751,787

Profit
Aviall Services	$19,415	17,165	62,020	52,685
ILS	2,475	2,703	7,726	5,773

Reportable segment profit	21,890	19,868	69,746	58,458
Loss on extinguishment of debt	—	—	—	(17,315)
Corporate	(3,739)	(3,398)	(11,605)	(8,326)
Interest expense	(4,169)	(4,938)	(12,721)	(16,410)

Earnings before income taxes	$13,982	11,532	45,420	16,407

AVIALL, INC.

RECONCILIATION OF NET EARNINGS TO PRO FORMA EARNINGS
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net earnings (loss) applicable to common shares	$10,021	8,166	33,463	(14,979)
Pro forma adjustments:
Preferred stock dividends	—	—	—	2,016
Noncash reduction for conversion of preferred stock	—	—	—	24,335
Net interest expense adjustment, net of tax	—	—	—	810
Loss on extinguishment of debt, net of tax	—	—	—	11,385

Pro forma net earnings	$10,021	8,166	33,463	23,567

Pro forma diluted net earnings per share	$0.30	0.25	1.00	0.73

Pro forma weighted average common and potentially dilutive common shares	33,820,849	32,524,974	33,516,655	32,088,513

     The above table reflects the reconciliation of our net earnings for the three- and nine-month periods ended September 30, 2004 and 2003 to our net earnings on a pro forma basis assuming the following events were consummated prior to January 1, 2002: (i) the sale of $200 million of 7 5/8% Senior Notes due 2011 (the “New Notes”) and the related discharge of Aviall Services’ 14% Senior Notes due 2007 (the “Old Notes”) and reduction of the outstanding balance on Aviall Services’ revolving credit facility (the “Debt Discharge”) and (ii) the lowering of the conversion price of our Series D Senior Convertible Participating Preferred Stock (the “Series D Preferred Stock”) and the subsequent conversion of all of the outstanding shares of Series D Preferred Stock into 11,100,878 shares of our common stock (the “Conversion Event”). The pro forma earnings per share calculation excludes the effect of (i) the previously reported quarterly payment-in-kind dividends on the Series D Preferred Stock, and (ii) the noncash charges related to the Debt Discharge and the Conversion Event. In addition, the pro forma earnings per share calculation includes an after-tax adjustment to reflect the lower interest expense of the pro forma interest expense on our New Notes as compared to the Old Notes. Management believes this pro forma presentation is beneficial to investors to provide information on how these consummated transactions would have affected the historical financial statements had they occurred at an earlier date.

AVIALL, INC.

SELECTED BALANCE SHEET DATA

(In Thousands)

	September 30,	December 31,
	2004	2003
Cash and cash equivalents	$64,029	23,424
Receivables	$155,142	139,279
Inventories	$294,109	327,860
Deferred tax asset	$45,490	54,824
Total assets	$701,757	691,192
Accounts payable	$112,338	138,437
Total debt	$204,486	207,213
Shareholders’ equity	$337,774	300,084

SELECTED CASH FLOW DATA
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net cash provided by operating activities	$25,393	46,863	85,450	89,439
Net cash used for investing activities	$(2,907)	(9,743)	(8,092)	(13,343)
Capital expenditures	$(2,476)	(2,543)	(6,866)	(6,143)

DEPRECIATION AND AMORTIZATION
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Depreciation	$2,236	2,162	6,457	6,006
Amortization	1,784	1,570	5,319	4,706
Debt issue cost	506	684	1,424	3,035

	$4,526	4,416	13,200	13,747